As filed with the Securities and Exchange Commission on June 23, 1998.



                                                      Registration No. 333-51245

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                               AMENDMENT NO. 1 TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                                  PROCEPT, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                              04-2893483
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)


       840 Memorial Drive, Cambridge, Massachusetts 02139; (617) 491-1100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                                   JOHN F. DEE
                      Chief Executive Officer and President
                                  Procept, Inc.
                               840 Memorial Drive
                         Cambridge, Massachusetts 02139
                                 (617) 491-1100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:

                            LYNNETTE C. FALLON, ESQ.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

                             ----------------------

              Approximate date of commencement of proposed sale to
            the public: From time to time after the effective date of
                          this Registration Statement.

                             ----------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
                                                            Proposed maximum          Proposed
Title of each class of securities     Amount to be         offering price per      maximum aggregate         Amount of
       to be registered                registered               share(1)          offering price (1)     registration fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value       10,749,434 shares            $4.625              $49,716,132             $14,667
-----------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) and based upon the prices on June 18, 1998 as reported on The Nasdaq SmallCap Market.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, Dated June 23, 1998

                                17,316,544 Shares

                                  PROCEPT, INC.

                                  Common Stock
                              ---------------------


     All of the 17,316,544 shares (the "Registered Shares") of common stock, $0.01 par value per share (the "Common Stock") of Procept, Inc. ("Procept" or the "Company") offered hereby are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Registered Shares hereunder are composed of (i) 2,802,180 shares currently held by certain of the Selling Stockholders, (ii) 2,802,180 shares issuable to such Selling Stockholders upon exercise of outstanding warrants (the "Class C Warrants") to purchase Common Stock, (iii) 398,661 shares issuable to certain of the Selling Stockholders upon exercise of options (the "Unit Purchase Options") to purchase units composed of shares of Common Stock and Class C Warrants, (iv) 398,661 shares issuable to such Selling Stockholders upon exercise of Class C Warrants that are issuable upon exercise of the Unit Purchase Options and (v) 10,914,862 shares (the "Contingent Shares") issuable to the Selling Stockholders pursuant to certain contractual rights requiring additional issuances on April 9, 1999, October 9, 1999 and April 9, 2000, contingent on the performance of the market price of Procept Common Stock. See "SELLING STOCKHOLDERS."


     The Registered Shares may be offered and sold by the Selling Stockholders from time to time in open-market or privately-negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Registered Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the Registered Shares or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."


     The Company will not receive any of the proceeds from the sale of the Registered Shares, except that the Company could receive an aggregate of up to $17,286,987 upon exercise of Unit Purchase Options and Class C Warrants by the Selling Stockholders. See "USE OF PROCEEDS." The Company also has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "PLAN OF DISTRIBUTION."


     Procept Common Stock is quoted on The Nasdaq SmallCap Market ("Nasdaq") under the symbol PTCCD. On June 18, 1998, the closing per share sale price of Procept Common Stock, as reported by Nasdaq, was $4.625.


     INVESTMENT IN PROCEPT COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                             ----------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

     No person is authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, in any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                              ---------------------

               The date of this Prospectus is _____________, 1998.

                              AVAILABLE INFORMATION

     Procept is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial statements and other matters. Reports and proxy and information statements filed with the Commission, as well as copies of the Registration Statement of which this Prospectus is a part, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, Procept is required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Procept Common Stock is quoted on the Nasdaq SmallCap Market. Reports and other information concerning Procept can also be inspected at the offices of the National Association of Securities Dealers Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

     The following documents filed with the Commission (File No. 0-21134) pursuant to the Exchange Act are incorporated herein by reference:

        (a) Procept's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 31, 1998;


        (b) Procept's Current Report on Form 8-K dated April 9, 1998 filed with the Commission on April 14, 1998;


        (c) Procept's Quarterly Report on Form 10-Q for the Quarterly period ended March 31, 1998 filed with the Commission on May 15, 1998;


        (d) Procept's Annual Report on Form 10-K/A for the year ended December 31, 1997 filed with the Commission on June 23, 1998;


        (e) Procept's Form 8-K/A dated April 9, 1998 filed with the Commission on June 23, 1998;


        (f) Procept's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 1998 filed with the Commission on June 23, 1998; and


        (g) The description of Procept Common Stock contained in Procept's Registration Statement on Form 8-A, filed on January 21, 1993, as amended by Procept's Registration Statement on Form 8-A/A filed with the Commission on November 8, 1993 and February 7, 1994, including any amendment or reports filed for the purpose of updating such description.

     Each document filed by Procept subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference or in any prospectus supplement) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates by reference documents of Procept that are not presented herein or delivered herewith. Such documents (not including exhibits thereto, unless such exhibits are specifically incorporated by reference in the information incorporated herein by reference) are available without charge to each person to whom this Prospectus is delivered, upon written or oral request directed to Procept, Inc., 840 Memorial Drive, Cambridge, Massachusetts 02139,
Attention: John F. Dee (telephone: (617) 491-1100).

                                TABLE OF CONTENTS




THE COMPANY...............................................................  1

RISK FACTORS..............................................................  1

USE OF PROCEEDS........................................................... 10

SELLING STOCKHOLDERS...................................................... 11

PLAN OF DISTRIBUTION...................................................... 17

LEGAL MATTERS............................................................. 19

EXPERTS................................................................... 19

                                   THE COMPANY


     Procept is a biopharmaceutical company currently engaged in the development of novel drugs for the prevention of HIV and other infectious diseases, and the treatment of autoimmune diseases. The Company is also seeking the acquisition or in-license of drug development candidates that would benefit from Procept's expertise in various therapeutic areas.


     The Company was recently pursuing three principal research and development programs. In order to focus its limited resources on its lead drug candidate, PRO 2000 Gel, the Company suspended work in 1998 on its other research programs, which it hopes to out-license, and underwent a significant downsizing.

     The lead product candidate from the Company's AIDS program, PRO 2000 Gel, is a vaginal topical microbicide designed to prevent the sexual transmission of HIV and other sexually transmitted disease ("STD") pathogens. The results of recently completed Phase I clinical trials indicated that PRO 2000 Gel is safe and well tolerated by healthy women. In addition, through the Company's research in immunomodulation, the Company discovered a series of small molecule compounds, T cell enzyme inhibitors, that have demonstrated significant immunosuppressive activity in animal models. The Company is currently seeking out-licensing opportunities for these compounds.


     On April 6, 1998, Procept's Board of Directors unanimously approved and determined to submit to the stockholders of the Company at the annual meeting of stockholders held May 14, 1998, an amendment to the Company's Restated Certificate of Incorporation to effect a one-for-ten reverse stock split of the Company's outstanding Common Stock (the "Reverse Split Amendment"). At an adjourned session of the annual meeting held on May 18, 1998, Procept's stockholders approved the Reverse Split Amendment. The Reverse Split Amendment became effective on June 1, 1998. The Company currently is authorized to issue 30,000,000 shares of Common Stock, of which 3,001,705 were outstanding on June 19, 1998. The rights and preferences of the Common Stock were unaffected by the Reverse Split Amendment. The par value per share of Common Stock remains at $0.01 following the Reverse Split Amendment; as a consequence, the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes has increased. See "RISK FACTORS -- Risk of Nasdaq Delisting."


     A more complete description of the business of Procept and its recent activities can be found in the documents listed under "DOCUMENTS INCORPORATED BY REFERENCE." The principal offices of Procept, a Delaware corporation, are located at 840 Memorial Drive, Cambridge, Massachusetts 02139, and its telephone number at such offices is (617) 491-1100.


                                  RISK FACTORS

     In addition to the other information contained in and incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Procept Common Stock offered hereby. This Prospectus, including the information incorporated by reference, contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include those discussed below. Forward-looking statements are usually identifiable by the use of the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "project" and similar words or phrases.

Early Stage of Product Development; Uncertainty of Successful Commercialization

     Since its inception the Company has generated no revenue from product sales. The Company's research and development programs are at an early stage. Although the Company has identified compounds that it believes will have clinical value, there can be no assurance that such compounds will develop into commercial products or that additional products will be discovered, developed or acquired in the future. The Company recently suspended development of all but one of its research and development programs, PRO 2000 Gel. PRO 2000 Gel will require significant additional research and development efforts, including extensive clinical testing and regulatory approval, prior to commercial use. Although PRO 2000 Gel has advanced to the clinical trial phase, it has not been scaled-up for commercial production. The Company's potential products are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include: (a) the possibilities that the Company's therapeutic approach will not be successful; (b) that any or all of the Company's potential products will be found to be unsafe, ineffective or toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; (c) that the potential products, if safe and effective, will be difficult to develop into commercially viable products or to manufacture on a large scale or will be uneconomical to market; (d) that proprietary rights of third parties will preclude the Company from marketing such products; or (e) that third parties will market superior or equivalent products. Furthermore, the Company's products in research or development or to be acquired may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. There can be no assurance that the Company will be permitted to undertake human clinical testing of any potential products or, if permitted, that such products will be demonstrated to be safe and efficacious. In addition, there can be no assurance that any of the Company's products will obtain United States Food and Drug Administration ("FDA") or foreign regulatory approval for any indication or that an approved compound would be capable of being produced in commercial quantities at reasonable costs and successfully marketed. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available, if at all, for a number of years at the earliest.

Need for Additional Funds; Risk of Insolvency


     The Company's operations to date have consumed substantial amounts of cash. Substantial additional sources of financing will be required in order for the Company to continue its planned operations. The Company is currently dependent upon research and development collaborations, external financings and interest income to provide working capital to pursue its intended business activities. There can be no assurance, however, that additional funding will be available from any of these sources or, if available, will be available on acceptable or affordable terms. The Company has not been profitable since inception and has incurred an accumulated deficit of $59,202,464 through March 31, 1998. Losses have resulted principally from costs incurred in research and development activities related to the Company's efforts to develop drug candidates and from the associated administrative costs. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to continued research and development efforts, preclinical and clinical testing and development of marketing, sales and production capabilities. In the next few years, the Company's revenues, if any, will likely be limited to amounts received under research or product development relationships that the Company may establish. There can be no assurance, however, that the Company will be able to establish any additional relationships on terms acceptable to the Company, if at all. If the Company is unable to secure additional financing, or to enter into corporate collaborations that produce revenue for the Company, the Company's financial condition will be materially adversely affected. The Company's future profitability is dependent on its ability to identify and acquire commercially viable products, to enter into agreements for product development and commercialization with corporate sponsors, to develop and obtain patent protection and regulatory approvals for its products and to develop the capability to manufacture and sell its products. There can be no assurance that the Company will successfully identify, develop, acquire, commercialize, patent, manufacture or market its products, obtain required regulatory approvals or ever achieve profitability.


Uncertainty Regarding Success of Clinical Trials

     Before obtaining required regulatory approvals for the commercial sale of any drug candidates, the Company must independently demonstrate through preclinical testing and clinical trials that such product is safe and effective for use in each target indication. The results from preclinical testing and early clinical trials may not be predictive of results that will be obtained in pivotal clinical trials, and there can be no assurance that any clinical trials will demonstrate sufficient safety and effectiveness to obtain required regulatory approvals or will result in marketable products. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials. Generally, only a very small percentage of the number of new pharmaceutical products initially developed is approved for sale. Even products which are approved for sale have no assurance of commercial success. The administration of any drug candidate developed by the Company may produce undesirable side effects in humans. The occurrence of side effects could interrupt, delay or halt clinical trials of such drug candidate and could ultimately prevent its approval by the FDA or foreign regulatory authorities for any and all target indications. There can be no assurance that clinical trials will demonstrate that any drug candidate under development is safe or effective. The Company may encounter unanticipated problems relating to development, manufacturing, distribution and marketing, some of which may be beyond its financial and technical capacity to solve. The failure to address such problems adequately could prevent the Company from ever becoming a viable business or generating profits. No assurance can be given that the Company will succeed in the development and marketing of any new drug products, or that any such products will not be rendered obsolete by products of competitors.

     The rate of completion of clinical trials will depend upon, among other factors, obtaining adequate clinical supplies and the rate of patient enrollment. Patient enrollment is a function of many factors including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment can result in increased costs or delays or both, which could have a material adverse effect on the Company's business.

Potential Future Dilution


     As of June 23, 1998, 3,935,353 shares of Procept Common Stock were issuable upon exercise of options and warrants to purchase Common Stock that either are currently outstanding or the Company has an obligation to issue, including (a) currently exercisable outstanding Class C Warrants to purchase an aggregate of 2,802,180 shares of Common Stock held by certain of the Selling Stockholders and
(b) outstanding Unit Purchase Options exercisable on or after October 9, 1998 to purchase an aggregate of 398,661 shares of Common Stock and Class C Warrants to purchase an aggregate of 398,661 shares of Common Stock held by certain of the Selling Stockholders.



     In addition, the Selling Stockholders who acquired their shares in Procept's April 1998 private placement (the "1998 Private Placement"), or who will acquire shares directly upon exercise of outstanding Unit Purchase Options, are entitled to certain contractual rights requiring contingent additional issuances of Common Stock (including but not limited to the Contingent Shares)
(x) based on the market price of Procept Common stock on the first anniversary of the final closing date (the "Final Closing Date") of the 1998 Private Placement (y) to protect them against future dilutive sales of securities and
(z) as a dividend substitute beginning 18 months after the Final Closing Date. In the event of (i) a liquidation, dissolution or winding up of the Company,
(ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Company is not the surviving entity, the Selling Stockholders are entitled to receive an amount equal to 140% of such Selling Stockholder's investment as a liquidation "preference." Except in the case of a liquidation, dissolution or winding up, such payment will be in the form that equity holders will receive such as in cash, property or securities of the entity surviving the acquisition transaction. In the event of a liquidation, dissolution or winding up, such payment is contingent upon the Company having available resources to make such payment. These contractual rights will terminate after the first anniversary of the Final Closing Date if Procept Common Stock trades at $15.00 per share or more. These contractual rights are transferable to the purchasers of those Registered Shares currently outstanding or issuable directly upon exercise of the Unit Purchase Options, but only if the Selling Stockholder complies with certain requirements regarding transfer, including (a) that the transferee execute a counterpart to the subscription agreement to which each of the Selling Stockholders is, or will become upon exercise of the Unit Purchase Options, a party and (b) that no transfer of these contractual rights be made relating to fewer than 5,000 shares of Common Stock (subject to adjustment). In addition, these contractual rights are subject to applicable laws including Delaware General Corporate Law. There can be no assurance that, if challenged, any of these rights will be enforced.


Concentration of Ownership and Control


     The Aries Trust and the Aries Domestic Fund, L.P. (the "Aries Funds") together are the holders of (i) an aggregate of 1,341,680 shares of Procept Common Stock, (ii) Class C Warrants to purchase an aggregate of 1,341,680 shares of Procept Common Stock, (iii) additional warrants to purchase an aggregate of 5,845 shares of Procept Common Stock and (iv) Unit Purchase Options exercisable on or after October 9, 1998 to purchase an aggregate of 50,000 shares of Procept Common Stock and Class C Warrants to purchase an aggregate of 50,000 shares of Procept Common Stock (the "Aries Interest"), representing approximately 40.2% of Procept Common Stock outstanding on a fully diluted basis. In addition, the Aries Funds have the right to designate a majority of the members of the Board of Directors. See "-- Certain Interlocking Relationships; Potential Conflicts of Interest." Accordingly, the Aries Funds may effectively control matters requiring approval by Procept stockholders, including electing directors, adopting or amending certain provisions of the Company's certificate of incorporation or bylaws and approving or preventing certain mergers or other similar transactions, such as a sale of substantially all of the Company's assets (including transactions that could give holders of Procept Common Stock the opportunity to realize a premium over the then-prevailing price for their shares). The control rights of the Aries Funds and their affiliate may have the effect of discouraging a third party from making an acquisition proposal for the Company and thereby inhibit a change of control of the Company in circumstances that could give the holders of Procept Common Stock the opportunity to realize a premium over the then-prevailing market price of such stocks or affect the market price of the Common Stock, or both. Purchasers of the Registered Shares offered hereby will be minority equity holders of the Company and will be unable to control the management or business policies of the Company. Moreover, subject to contractual restrictions and general fiduciary obligations, the Company is not prohibited from engaging in transactions with its management and principal stockholders, or with entities in which such persons are interested.


Risk of Nasdaq Delisting; Reverse Split Amendment


     Effective as of March 27, 1998, Procept Common Stock is listed on the SmallCap Market operated by The Nasdaq Stock Market, Inc. ("Nasdaq"). The Company's continued listing on the Nasdaq SmallCap Market was subject to its satisfying certain conditions by June 16, 1998. These conditions included effecting a reverse stock split to raise the Company's stock price above Nasdaq's minimum bid price requirement, after which the Company's stock price must have remained above $2.00 for the ten consecutive trading days immediately after effecting the reverse stock split. To satisfy this condition, Procept's Board of Directors unanimously approved and determined to submit to the stockholders of the Company the Reverse Split Amendment. The Reverse Split Amendment was approved at an adjourned session of the annual meeting of stockholders held on May 18, 1998 and became effective on June 1, 1998. Procept's stock price has remained above $2.00 since that time and the Company believes that it has met this and the other conditions. As of the date of this Prospectus, Nasdaq has not yet confirmed such compliance.



Risks of Low-Priced Stock; Possible Effect of "Penny Stock" Rules on Liquidity for the Company's Securities


     If Procept Common Stock fails to continue to be listed on a national securities exchange or listed on a qualified automated quotation system, it may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers that sell such securities. Rule 15g-9 defines a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions including the securities being quoted on Nasdaq's SmallCap Market. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser, have delivered the Commission's required disclosure statement regarding "penny stock" and have received the purchaser's written consent to the transaction prior to sale. In addition, Rule 15g-4 requires that a broker-dealer also must disclose the sales commission payable to it and its registered representative and current quotations for the security. Finally, Rule 15g-6 requires that a broker-dealer send its customers who hold penny stock in their accounts monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Consequently, such rules may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers of the Registered Shares to sell any of their Procept Common Stock.


     The foregoing required penny stock restrictions will not apply to the Company's securities if the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from the penny stock restrictions. In any event, even if the Company's securities were exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest.

     If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities would be materially adversely affected.

Uncertainty Regarding Future Collaborations

     The Company has no experience with receipt of government approvals, marketing pharmaceutical products or clinical testing and manufacturing and, as a result, intends to depend on collaborators for expertise.

     The Company is currently seeking corporate partners to assist in the development of the Pro 2000 Gel. Although the Company currently plans to continue to fund each of these programs, there can be no assurance that the Company will be able to continue such programs without a partner. Furthermore, there can be no assurance that the Company will be successful in forming or maintaining any such alliances or that the Company's partners would devote adequate resources to the Company's product candidates or that any or all of the contemplated benefits from such alliances will be realized. Certain of the collaborative, license or other arrangements that the Company may enter into may place responsibility on the collaborative partners for preclinical testing and human clinical trials and for the preparation and submission of applications for regulatory approval for other technologies or products. Should any collaborative partner fail to develop or commercialize successfully any future proprietary technologies or future product to which it has rights, the Company may be materially adversely affected. There can be no assurance that collaborators will not pursue alternative technologies or products either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments of the diseases sought to be addressed by the respective company. If the Company instead performs such tasks itself, it will be required to develop expertise internally or contract with third parties to perform these tasks. This will place increased demands on its resources, requiring the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could materially adversely affect prospects for success.

Volatility of Stock Price


     The market price of Procept Common Stock has been highly volatile and may be so in the future. Factors such as the results of preclinical studies and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of the Company's or its competitors' products, announcements of technological innovations or new therapeutic products by the Company, or its competitors, governmental regulation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results, and market conditions for biopharmaceutical stocks in general could have a significant impact on the future price of Procept Common Stock. As of June 19, 1998 the Company had 3,001,705 shares of Common Stock outstanding. Future sales of Procept Common Stock by existing stockholders and option holders also could adversely affect the market price of Procept Common Stock.


Certain Interlocking Relationships; Potential Conflicts of Interest


     The Aries Funds have the contractual right to appoint a majority of the members of the Board of Directors of the Company. The Aries Funds have designated Michael S. Weiss, who is a Senior Managing Director of Paramount Capital, Inc. ("Paramount"), as a nominee to the Board of Directors. Mr. Weiss was nominated to the Board and elected as Chairman. Paramount Capital Asset Management, Inc. ("PCAM") is the investment manager and general partner of both Aries Funds. See "-- Concentration of Ownership and Control." Lindsay A. Rosenwald, M.D., the Chairman and sole stockholder of PCAM, is also the Chairman and sole stockholder of Paramount. Dr. Rosenwald is also President of Paramount Capital Investments, LLC ("PCI"), a New York-based merchant banking and venture capital firm specializing in biotechnology companies. In the regular course of its business, PCI identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, Delaware corporate law requires that any transactions between the Company and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to the Company as those then reasonably obtainable from a person who is not an affiliate in an arm's-length transaction. Nevertheless, neither such affiliates nor PCI is obligated pursuant to any agreement or understanding with the Company to make any additional products or technologies available to the Company, nor can there be any assurance, and the Company does not expect and purchasers of the Registered Shares should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates or PCI in the future will be made available to the Company. In addition, certain of the current officers and directors of the Company or certain of any officers or directors of the Company hereafter appointed may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with those of the Company.

     The Company has agreed to indemnify Paramount and/or any controlling person, director and officer of Paramount and hold them harmless against any losses or expenses incurred in connection with Paramount's services in a recent private placement of Procept's securities to the Selling Stockholders. In addition, the Company and Paramount have entered into an advisory agreement pursuant to which Paramount acts as the Company's exclusive financial advisor, at a monthly retainer of $4,000 (minimum engagement of 24 months) plus out-of-pocket expenses and cash and equity success fees in the event Paramount assists the Company in connection with certain additional financing or strategic transactions.

Absence of Dividends on Common Stock

     Dividends will be payable on Procept Common Stock only when, as and if declared by the Company's Board of Directors, out of funds legally available therefor. Dividends on Procept Common Stock may be paid only out of surplus (within the meaning of the Delaware General Corporation Law) or, if there is not such surplus, out of the net profits of the Company for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Company has no current expectations that dividends will be paid on its Common Stock in the foreseeable future.

Certain Anti-Takeover Provisions

     Certain provisions of the Company's certificate of incorporation and by-laws may have the effect of discouraging a third party from making an acquisition proposal for the Company and thereby inhibit a change in control of the Company in circumstances that could give the holders of Procept Common Stock the opportunity to realize a premium over the then-prevailing market price of such stock. Such provisions may affect the market price of Procept Common Stock. For example, the Company's certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The future issuance of such preferred stock may adversely affect the voting and dividend rights, rights under liquidation and other rights of the holders of Procept's other equity securities. In addition to the impact of a future issuance of preferred stock, Section 203 of the Delaware General Corporation Law contains certain provisions that may delay or prevent an attempt by a third party to acquire control of the Company. Furthermore, the Company has contractual obligations to certain of its security holders that may prevent potential takeovers. See "-- Concentration of Ownership and Control."

Competition and Technological Change

     Competitors of the Company in the United States and abroad are numerous and include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Biotechnology and pharmaceutical companies are subject to intense competition and rapid and significant technological change. Competition may increase as a result of potential advances in the commercial application of biotechnology and greater availability of capital for investment in these fields. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of the Company, to market commercial products. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would render the Company's technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, some of the Company's competitors have greater experience than the Company in conducting preclinical testing and human clinical trials and obtaining FDA and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than the Company. There can be no assurance that the Company's products will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere. If the Company commences significant commercial sales of its products, it also will be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience.

Uncertainty of Patents and Proprietary Rights

     The Company's success will depend in part on its ability to obtain United States and foreign patent protection for its products, preserve its trade secrets and operate without infringing on the proprietary rights of third parties. Because of the length of time and expense associated with bringing new drugs through development and regulatory approval to the marketplace, the health care industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. There can be no assurance that any patents will issue from any of the patent applications owned by, or licensed to, the Company. Further, there can be no assurance that any rights the Company may have under issued patents will provide the Company with significant protection against competitive products or otherwise be commercially valuable. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. There can be no assurance that any existing or future patents issued to, or licensed by, the Company will not subsequently be challenged, infringed upon, invalidated or circumvented by others. If the Company's product candidates are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, the Company's development, manufacture and sale of such product candidates could be severely restricted or prohibited. In such event, the Company may be required to obtain licenses from third parties or otherwise obtain licenses to utilize patents or proprietary rights of others. There can be no assurance that the Company will be able to obtain such licenses on acceptable terms, or at all.

Dependence on Confidentiality Agreements

     The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented technology. To protect its trade secrets and other proprietary information, the Company requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company could be adversely affected.

Impact of Government Regulation; Product Clearance and Approval

     The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements, which includes demonstrating to the satisfaction of the FDA and foreign regulatory agencies that the product is both safe and effective, typically takes several years or more and can vary substantially based upon the type, complexity and novelty of the product. There can be no assurance that such testing will show any product to be safe or efficacious. The Company cannot yet accurately predict when it might first submit new drug applications for products for FDA or other regulatory review. Government regulation also affects the manufacturing and marketing of pharmaceutical products.

     The effect of government regulation may be to delay marketing of the Company's products for a considerable or indefinite period of time, to impose costly procedural requirements upon the Company's activities and to furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. There can be no assurance that FDA or other regulatory approvals for any products developed by the Company will be granted on a timely basis, if at all, or, if granted, that such approval will cover all the clinical indications for which the Company is seeking approval or will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Any delay in obtaining or any failure to obtain such approvals would adversely affect the Company's ability to generate revenue. Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its manufacturing facilities would be subject to continual review and periodic inspection. Moreover, additional government regulation from future legislation or administrative action may be established which could prevent or delay regulatory approval of the Company's products or further regulate the prices at which the Company's proposed products may be sold. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product, manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market and criminal prosecutions.
Other violations of FDA requirements can result in similar penalties.

Uncertainty of Health Care Reform Measures and Third Party Reimbursement

     The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of third-party payers, such as government health administration authorities, private health insurers and other organizations, to contain or reduce the cost of health care. In the United States and in certain foreign jurisdictions there have been, and the Company expects that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect that such proposals may have on its business, the consideration or approval of such proposals could have a material adverse effect on the value of its securities, including the Shares registered hereby, or its ability to raise capital or to obtain additional collaborative partners, and the adoption of such proposals could have a material adverse effect on the Company's business, financial condition and results of operations.

     In both domestic and foreign markets, successful commercial sales of potential products of the Company will depend in part on the availability of reimbursement from governmental and health administrative authorities, private health insurers or other third-party payers. Third-party payers are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Future legislation and regulations affecting the pricing of pharmaceuticals could further limit reimbursement for medical products and services. There can be no assurance that any of the Company's potential products will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investments. In addition, the trend toward managed health care in the United States and the concurrent growth of managed care organizations, such as health maintenance organizations, that could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, could result in pricing pressure for any products that might be developed by the Company. If adequate reimbursement is not provided by government and other third-party payers of the Company's potential products, there would be a material adverse effect on the Company's business, financial condition and results of operations.

Management Transition; Need for Additional Personnel; Dependence on Qualified Personnel

     Financial constraints have dictated that the Company terminate a significant number of employees during the last year. The loss of such individuals has decreased the scope of the Company's activities and may, therefore, have reduced the prospects for commercially successful product development. In February 1998, Procept's Board of Directors appointed John F. Dee as the Company's President and Chief Executive Officer. Until the Company recruits additional administrative personnel, Mr. Dee, in addition to serving as Procept's Principal Executive Officer, also will serve as its Principal Financial Officer and Principal Accounting Officer. If Mr. Dee were not able to continue in these capacities, the Company could be adversely affected.

     The Company is highly dependent upon the efforts of Mr. Dee and its remaining scientific team. The loss of the services of one or more of these individuals might impede the achievement of the Company's development objectives. Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to the Company's product development programs.

Limited Manufacturing, Marketing and Sales Capability and Experience

     The Company has not yet invested in the development of manufacturing, marketing or sales capabilities. The Company lacks the facilities and personnel to manufacture products in accordance with Quality System ("QS," formerly current good manufacturing practice, or "GMP") requirements as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for clinical trials. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms, the Company's ability to conduct human clinical testing with PRO 2000 and preclinical and clinical testing with respect to additional product candidates, if any, will be adversely affected, resulting in delays in the submission of products for regulatory approvals and in the initiation of new development programs, which in turn could materially impair the Company's competitive position and the possibility of achieving profitability. The Company also will need to hire additional personnel skilled in marketing and sales as it develops products with commercial potential or enter into arrangements with third parties for sales and marketing. There can be no assurance that the Company will be able to acquire, or establish third-party relationships to provide, any or all of these capabilities.

Product Liability; Availability of Insurance; Risk of Product Recalls

     The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of the Company's products in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks will expand with respect to the Company's products, if any, that receive regulatory approval for commercial sale. The Company currently has limited product liability coverage for the clinical research use of its products, which management believes is customary for a Company with products at this stage of clinical development. The Company does not have product liability insurance for the commercial sale of its products but intends to obtain such coverage if and when its products are commercialized. However, such coverage is becoming increasingly expensive and there can be no assurance that the coverage is adequate or that the Company will be able to maintain its existing insurance coverage or obtain additional insurance coverage at acceptable costs, if at all, or that a product liability claim would not adversely affect the business or financial condition of the Company. Furthermore, there can be no assurance that any collaborators or licensees of the Company will agree to indemnify the Company or be sufficiently insured or have a net worth sufficient to satisfy any such product liability claims. In addition, a product of the Company may be subject to recall for unforeseen reasons. Such a recall could have a material adverse effect on the Company.

Limited Availability of Net Operating Loss Carry Forwards


     For Federal income tax purposes, net operating loss and tax credit carryforwards as of December 31, 1997 are approximately $57.3 million and $1.6 million, respectively. These carryforwards will expire beginning in 2000. The Tax Reform Act of 1986 provided for a limitation on the annual use of net operating loss and tax credit carryforwards following certain ownership changes. The Company believes that certain recent issuances of its securities, including those pursuant to which the Selling Stockholders acquired the Registered Shares or the right to acquire the Registered Shares, are likely to restrict severely the Company's ability to utilize its net operating losses and tax credits in any particular year. Additionally, because the U.S. tax laws limit the time during which net operating loss and tax credit carryforwards may be applied against future taxable income and tax liabilities, respectively, the Company may never be fully able to use its net operating loss and tax credits for federal income tax purposes.


Hazardous Materials; Environmental Matters

     The Company's research and development and manufacturing processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company may be held liable for any damages that result, and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, nor that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

                                 USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of the Registered Shares. The Company could, however, receive an aggregate of up to $17,286,987 upon exercise of outstanding options and warrants that must be exercised before 4,958,932 of the Registered Shares could be sold hereunder, including (i) an aggregate of up to $13,310,355 upon the exercise of outstanding Class C Warrants held by certain of the Selling Stockholders, (ii) an aggregate of up to $2,082,992 upon exercise of outstanding Unit Purchase Options held by certain of the Selling Stockholders and (iii) an aggregate of $1,893,640 issuable upon exercise of Class C Warrants that are issuable upon exercise of the Unit Purchase Options.

                              SELLING STOCKHOLDERS


     The Selling Stockholders are the holders of units (the "Units") or, as noted, options (the "Unit Purchase Options") to purchase Units, each Unit consisting of (a) 20,000 shares of Procept Common Stock and (b) currently exercisable warrants (the "Class C Warrants") to purchase, at $5.00 per share, at any time prior to April 9, 2003, 20,000 shares of Procept Common Stock. The Units and the Unit Purchase Options were issued by the Company in a private placement of such securities completed in April 1998 (the "1998 Private Placement").



     The following table sets forth as of June 23, 1998: (i) the name of each Selling Stockholder; (ii) the aggregate number of shares ("Shares Held") of Common Stock owned by or issuable upon exercise of outstanding warrants, Class C Warrants and Unit Purchase Options owned by each Selling Stockholder; (iii) the aggregate number of shares (the "Registered Shares") to be offered by each Selling Stockholder pursuant to this Prospectus, made up of (A) the aggregate number of shares (the "Contingent Shares") of Common Stock issuable to each Selling Stockholder, either directly or upon exercise of Unit Purchase Options, on or after April 9, 1999 in satisfaction of certain contractual rights held by the Selling Stockholders and (B) "Non-Contingent Shares," which except as noted, equals Shares Held; and (iv) the number and percentage of shares to be beneficially owned by each Selling Stockholder after this Offering if all of the Registered Shares are sold as described herein. The percentage figures are based on 3,001,705 shares of Procept Common Stock outstanding on June 19, 1998.



     Except as indicated with respect to Unit Purchase Options and other securities not being offered, each Selling Stockholder acquired fifty percent (50%) of the Shares Held in the 1998 Private Placement; the remaining fifty percent (50%) are issuable upon exercise of Class C Warrants. The Contingent Shares are issuable in satisfaction of certain contractual rights under the Subscription Agreements executed in the 1998 Private Placement (x) based on the market price of Procept Common Stock on April 9, 1999, the first anniversary of the final closing date of the 1998 Private Placement (the "Reset Issuance") and
(y) as a dividend substitute on each of October 9, 1999 and April 9, 2000 (each a "Semi-Annual Issuance") equal to five percent (5%) of the sum of Shares Held and the number of shares of Common Stock held as a result of any Reset Issuance or prior Semi-Annual Issuance. For purposes of calculating the number of Contingent Shares, the Company assumed that it will conduct no further dilutive issuances and that the maximum number of shares (300% of the number of shares acquired in the 1998 Private Placement, but excluding shares issuable upon exercise of Class C Warrants) of Common Stock issuable to a Selling Stockholder upon a Reset Issuance will be issued. Based on these assumptions, the Contingent Shares for any Selling Stockholders may be allocated approximately eighty percent (88%) to the Reset Issuance and six percent (6%) to each of the October 9, 1999 and April 9, 2000 Semi-Annual Issuances.



     Common Stock ownership information is based solely upon information furnished to the Company or reports furnished to the Company by the respective individuals or entities, as the case may be, pursuant to the rules of the Commission. Except as described elsewhere in this Prospectus, none of the Selling Stockholders have held any position or office with, been employed by, or otherwise had a material relationship with, the Company or any of its predecessors or affiliates within the past three years. See "RISK FACTORS -- Concentration of Ownership and Control"; "-- Certain Interlocking Relationships; Potential Conflicts of Interest"; and the footnotes to the following table.



                                                                                                       Beneficial Ownership
                                                            Registered                                  After This Offering
                                                              Shares                                   --------------------
                                                            ----------

                  Name of                 Shares            Contingent          Non-Contingent         Number
            Selling Stockholder            Held               Shares               Shares             of Shares        Percent
            -------------------           ------            ----------         ----------------       ---------        --------
Ross D. Ain                                8,000              13,640                8,000                0              0%

Alae Partners                             40,000              68,200               40,000                0              0%

Philip J. Angelastro                      10,000              17,050               10,000                0              0%


                                       11



                                                                                                       Beneficial Ownership
                                                            Registered                                  After This Offering
                                                              Shares                                   --------------------
                                                            ----------

                  Name of                 Shares            Contingent          Non-Contingent         Number
            Selling Stockholder            Held               Shares               Shares             of Shares        Percent
            -------------------           ------            ----------         ----------------       ---------        --------

The Alfred J. Anzalone Family
  Limited Partnership                      20,000              34,100                 20,000              0              0%

Mauricio Arias                             10,000              17,050                 10,000              0              0%

Aries Domestic Fund, L.P. (1)             953,929           1,623,459                952,176 (2)      1,753               *

The Aries Trust (1)                     1,835,276           3,122,168              1,831,184 (3)      4,092               *

Mario Aristizabal                          10,000              17,050                 10,000              0              0%

Morris A. Arntson, Jr.                     10,000              17,050                 10,000              0              0%

Martin G. Ballweg                          20,000              34,100                 20,000              0              0%

Raul Baz                                   10,000              17,050                 10,000              0              0%

Beagle Limited                             80,000             136,400                 80,000              0              0%

Eckardt C. Beck, Defined Pension
  Plan U/A 1/1/95                          10,000              17,050                 10,000              0              0%

Lawrence Bernstein                          6,000              10,230                  6,000              0              0%

Richard Berry, MD & Beverly Berry          10,000              17,050                 10,000              0              0%

Bios Equity Fund L.P.                      60,000             102,300                 60,000              0              0%

Barry Birbrower, P.C. Profit
  Sharing Trust                            10,000              17,050                 10,000              0              0%

Robert S. Bogatin Trust UDT 3/15/91        10,000              17,050                 10,000              0              0%

James W. Brady                              4,000               6,820                  4,000              0              0%

Ronald W. Braziel                          40,000              68,200                 40,000              0              0%

Elliott Broidy                             20,000              34,100                 20,000              0              0%

Thomas L. Cassidy IRA Rollover             20,000              34,100                 20,000              0              0%

Jack R. Cline, Jr.                         10,000              17,050                 10,000              0              0%

Robert J. Conrads                          20,000              34,100                 20,000              0              0%

Continental Consulting Corporation         10,000              17,050                 10,000              0              0%

Couderay Partners                          40,000              68,200                 40,000              0              0%

Archibald Cox, Jr.                         80,000             136,400                 80,000              0              0%

Tommy L. Davis                             60,000             102,300                 60,000              0              0%

Praful Desai, MD                           10,000              17,050                 10,000              0              0%

J. William Doyle                           30,000              51,150                 30,000              0              0%

James L. Dritz                             10,000              17,050                 10,000              0              0%


                                       12



                                                                                                       Beneficial Ownership
                                                            Registered                                  After This Offering
                                                              Shares                                   --------------------
                                                            ----------

                  Name of                 Shares            Contingent          Non-Contingent         Number
            Selling Stockholder            Held               Shares               Shares             of Shares        Percent
            -------------------           ------            ----------         ----------------       ---------        --------

Edward Dworetzky                           20,000              34,100                 20,000              0              0%

Norma Dworetzky                            20,000              34,100                 20,000              0              0%

Joseph Edelman (5)                          3,564               6,076                  3,564 (4)          0              0%

Lauren S. Fischer (5)                       1,200               2,046                  1,200 (4)          0              0%

Marc Florin (5)                             2,840               4,842                  2,840 (4)          0              0%

Roxanne H. Frank Revocable Trust           40,000              68,200                 40,000              0              0%

Ben & Sharyn Friedman                      10,000              17,050                 10,000              0              0%

Furman Selz, LLC                           50,000              85,250                 50,000              0              0%

Gallans & Brooks Associates, Inc.
  Pension Fund                             10,000              17,050                 10,000              0              0%

A. Mark Gambee, MD and
  Karen D. Todd, MD JTWROS                 20,000              34,100                 20,000              0              0%

Shelley Garfinkel                          20,000              34,100                 20,000              0              0%

Anthony J. Gerace                          16,000              27,280                 16,000              0              0%

Joseph Giamanco                            40,000              68,200                 40,000              0              0%

Howard Gittis                              40,000              68,200                 40,000              0              0%

Stuart Goldberg and Rhoda
  Goldberg JTWROS                          10,000              17,050                 10,000              0              0%

Gilbert Goldstein, Paul Shapiro
  Trustees, UIT Howard Gittis,
  dated 12/23/88                           40,000              68,200                 40,000              0              0%

John M. Goodman                            10,000              17,050                 10,000              0              0%

Michael J. Gordon                           5,000               8,525                  5,000              0              0%

HJK, LLC                                   40,000              68,200                 40,000              0              0%

Alan and Paula Halperin                    20,000              34,100                 20,000              0              0%

Irving B. Harris Revocable Trust           40,000              68,200                 40,000              0              0%

Hawk Management and Financial
  Services, Inc.                           40,000              68,200                 40,000              0              0%

Edward F. Heil                             20,000              34,100                 20,000              0              0%

Paul R. Herman                             10,000              17,050                 10,000              0              0%

Fred Holubow                                8,000              13,640                  8,000              0              0%

Harry Huang & Adrienne Masters             10,000              17,050                 10,000              0              0%


                                       13



                                                                                                       Beneficial Ownership
                                                            Registered                                  After This Offering
                                                              Shares                                   --------------------
                                                            ----------

                  Name of                 Shares            Contingent          Non-Contingent         Number
            Selling Stockholder            Held               Shares               Shares             of Shares        Percent
            -------------------           ------            ----------         ----------------       ---------        --------

IMS Global Investments X, Ltd.             80,000             136,400                 80,000              0              0%

Jackson Hole Investments
  Acquisition LP                           20,000              34,100                 20,000              0              0%

Michael Joyce                              40,000              68,200                 40,000              0              0%

Charles Jurgensmeyer                       20,000              34,100                 20,000              0              0%

Jerome Kahn Jr. Revocable Trust            18,000              30,690                 18,000              0              0%

Donald B. and Sylvia A. Kaiserman          10,000              17,050                 10,000              0              0%

Patrick M. Kane                            12,000              20,460                 12,000              0              0%

Ellen I. Kaplan Revocable Trust            20,000              34,100                 20,000              0              0%

Scott A. Katzmann (5)                      42,070              71,729                 42,070 (4)          0              0%

Ery W. Kehaya                              20,000              34,100                 20,000              0              0%

Donald R. Kendall, Jr.                     20,000              34,100                 20,000              0              0%

Lawrence & Shirley Kessel                  10,000              17,050                 10,000              0              0%

Keys Foundation                           140,000             238,700                140,000              0              0%

George & Mary Ellen Kimble                 10,000              17,050                 10,000              0              0%

John Knox (5)                               1,600               2,728                  1,600 (4)          0              0%

Harold Ksiazek and Jeanette Ksiazek        10,000              17,050                 10,000              0              0%

John LaRocque                             120,000             240,600                120,000              0              0%

Roger S. Lash                              20,000              34,100                 20,000              0              0%

Brad Levine DMD                            20,000              34,100                 20,000              0              0%

Jeff Levine (5)                             8,500              14,492                  8,500 (4)          0              0%

Hyman A. Lezell Revocable Trust            10,000              17,050                 10,000              0              0%

Donald W. Linscott                         10,000              17,050                 10,000              0              0%

Donna Lipman and Lawrence
  Lipman, Tenants in Common                10,000              17,050                 10,000              0              0%

Stephen A. Lisenby and
  Patricia J. Lisenby                      30,000              51,150                 30,000              0              0%

John Loeb, Jr.                             10,000              17,050                 10,000              0              0%

Richard A. & Gay C. Lydecker                2,000               3,410                  2,000              0              0%

Harris R.L. Lydon, Jr.                     10,000              17,050                 10,000              0              0%

Geo. Manos & Associates, Inc.              10,000              17,050                 10,000              0              0%


                                       14



                                                                                                       Beneficial Ownership
                                                            Registered                                  After This Offering
                                                              Shares                                   --------------------
                                                            ----------

                  Name of                 Shares            Contingent          Non-Contingent         Number
            Selling Stockholder            Held               Shares               Shares             of Shares        Percent
            -------------------           ------            ----------         ----------------       ---------        --------

Mike McCullick                             10,000              17,050                 10,000              0              0%

Tim McInerney (5)                           6,750              11,508                  6,750 (4)          0              0%

Kirkland Messina (6)                          600               1,023                    600 (4)          0              0%

Milfam I                                   10,000              17,050                 10,000              0              0%

Mike & Terry Miller                        40,000              68,200                 40,000              0              0%

Albert Milstein                            10,000              17,050                 10,000              0              0%

Donald Minerva                             20,000              34,100                 20,000              0              0%

William Kymmerly Murphy & Linda
  Carolyn Murphy Revocable Trust           10,000              17,050                 10,000              0              0%

Arthur J. Nagle                            10,000              17,050                 10,000              0              0%

Joseph A. Natiello                         20,000              34,100                 20,000              0              0%

Kevin P. Newman                            10,000              17,050                 10,000              0              0%

John S. Osterweis, Trustee for
  The Osterweis Revocable Trust
  U/A dated 1/13/93                        10,000              17,050                 10,000              0              0%

Paul D. & Rebecca L. Ostrovsky              5,000               8,525                  5,000              0              0%

Steven N. Ostrovsky                        15,000              25,575                 15,000              0              0%

Palmetto Partners, LTD.                    80,000             136,400                 80,000              0              0%

James J. Pelts                              4,000               6,820                  4,000              0              0%

Pequot Scout Fund, LP                     100,000             170,500                100,000              0              0%

Pharm-Eco Laboratories, Inc.               20,000              34,100                 20,000              0              0%

Pictet Bank & Trust Nassau Ltd.            20,000              34,100                 20,000              0              0%

Porlana Capital Corp. PTE Ltd.             40,000              68,200                 40,000              0              0%

Tis Prager                                 20,000              34,100                 20,000              0              0%

James K. Ramaker                           20,000              34,100                 20,000              0              0%

Louis Reaback                              10,000              17,050                 10,000              0              0%

Raymond Reaback                            10,000              17,050                 10,000              0              0%

Michael Resnick                             8,000              13,640                  8,000              0              0%

David Rosenbaum and Margot
  Kahn JTWROS                               2,000               3,410                  2,000              0              0%

Lindsay A. Rosenwald, M.D. (7)            557,690             950,861                557,690 (4)          0              0%


                                       15



                                                                                                       Beneficial Ownership
                                                            Registered                                  After This Offering
                                                              Shares                                   --------------------
                                                            ----------

                  Name of                 Shares            Contingent          Non-Contingent         Number
            Selling Stockholder            Held               Shares               Shares             of Shares        Percent
            -------------------           ------            ----------         ----------------       ---------        --------

Wayne L. Rubin (5)                         17,698              30,174                 17,698 (4)          0              0%

Karl Ruggeberg (5)                          9,200              15,686                  9,200 (4)          0              0%

David W. Ruttenberg                        10,000              17,050                 10,000              0              0%

Maria-Eugenia A. de Salas-Porras           10,000              17,050                 10,000              0              0%

Roy and Marlena Schaefer, JTWROS           10,000              17,050                 10,000              0              0%

Sandra Schawelson                          10,000              17,050                 10,000              0              0%

J.F. Shea Co., Inc.                       120,000             204,600                120,000              0              0%

Thomas C. Siirola                          10,000              17,050                 10,000              0              0%

William S. Silver                          10,000              17,050                 10,000              0              0%

Melvin Spencer                             10,000              17,050                 10,000              0              0%

Joseph Stevens & Co. (6)                   34,000              57,970                 34,000 (4)          0              0%

Andrew Strassman                           10,000              17,050                 10,000              0              0%

Joseph Strassman and
  Barbara Strassman                        20,000              34,100                 20,000              0              0%

Richard Strassman (5)                      19,000              32,395                 19,000 (8)          0              0%

Myron M. Teitelbaum, M.D.                  20,000              34,100                 20,000              0              0%

Tokenhouse Trading Company Limited         40,000              68,200                 40,000              0              0%

Rodrigo Villamizar                         10,000              17,050                 10,000              0              0%

Donald E. and Virginia V.
  Vinson Trust                             10,000              17,050                 10,000              0              0%

Juris Vitols                               20,000              34,100                 20,000              0              0%

David Walner (5)                            2,610               4,450                  2,610 (4)          0              0%

Melvyn I. Weiss                            20,000              34,100                 20,000              0              0%

Westbury Nursery Products Ltd.             40,000              68,200                 40,000              0              0%

Bruno Widmer                               20,000              34,100                 20,000              0              0%

Wolfson Equities                           40,000              68,200                 40,000              0              0%

Lincoln Wood Investment                    60,000             102,300                 60,000              0              0%

Gabriel Zambrano                            8,000              13,640                  8,000              0              0%
                                            -----              ------                  -----              -              --

         TOTALS                         6,407,527          10,914,862              6,401,682          5,845               *
                                        =========          ==========              =========          =====               =

*     Indicates less than 1%


(1) Paramount Capital Asset Management, Inc. ("PCAM") is the general partner of the Aries Domestic Fund, L.P. ("Aries Domestic") and the investment manager of The Aries Trust (collectively with Aries Domestic, the "Aries Funds"); PCAM therefore may be deemed an affiliate of the Company. See "RISK FACTORS -- Concentration of Ownership and Control"; "-- Certain Interlocking Relationships; Potential Conflicts of Interest."



(2) Non-Contingent Shares includes (i) 165,000 shares and 165,000 shares issuable upon exercise of Class C Warrants acquired in the 1998 Private Placement, (ii) 294,588 shares and 294,588 shares issuable upon exercise of Class C Warrants acquired in exchange for (A) 10,521 shares of Series A Convertible Preferred Stock, $0.01 par value per share and (B) related warrants exercisable for 114,910 shares of Common Stock, in connection with the 1998 Private Placement, and (iii) 16,500 shares issuable on or after October 9, 1998 upon exercise of Unit Purchase Options and 16,500 shares issuable upon exercise of immediately exercisable Class C Warrants issuable on or after October 9, 1998 upon exercise of Unit Purchase Options. Non-Contingent Shares do not include 1,753 shares of Common Stock issuable upon exercise of warrants, which shares are not being offered hereby.



(3) Non-Contingent Shares includes (i) 335,000 shares and 335,000 shares issuable upon exercise of Class C Warrants acquired in the 1998 Private Placement, (ii) 547,092 shares and 547,092 shares issuable upon exercise of Class C Warrants acquired in exchange for (A) 19,559 shares of Series A Convertible Preferred Stock, $0.01 par value per share and (B) related warrants exercisable for 213,404 shares of Common Stock, in connection with the 1998 Private Placement, and (iii) 33,500 shares issuable on or after October 9, 1998 upon exercise of Unit Purchase Options and 33,500 shares issuable upon exercise of immediately exercisable Class C Warrants issuable on or after October 9, 1998 upon exercise of Unit Purchase Options. Non-Contingent Shares does not include 4,092 shares of Common Stock issuable upon exercise of warrants, which shares are not being offered hereby.



(4) Fifty percent (50%) of the Non-Contingent Shares are issuable on or after October 9, 1998 upon exercise of Unit Purchase Options and fifty percent (50%) of these shares are issuable upon exercise of immediately exercisable Class C Warrants issuable on or after October 9, 1998 upon exercise of Unit Purchase Options.



(5) Employee, salesperson or other affiliate of Paramount Capital, Inc. ("Paramount"), the Company's placement agent in the 1998 Private Placement and an affiliate of PCAM.



(6)   Acted as a selected dealer in the 1998 Private Placement.



(7) Share figures do not include shares being offered for the account of the Aries Funds. Dr. Rosenwald is the Chairman and sole stockholder of both PCAM and Paramount and he may be deemed the beneficial owner of the shares being offered by the Aries Funds.



(8) Non-Contingent Shares includes 4,500 shares issuable on or after October 9, 1998 upon exercise of Unit Purchase Options and 4,500 shares issuable upon exercise of immediately exercisable Class C Warrants issuable on or after October 9, 1998 upon exercise of Unit Purchase Options.



                              PLAN OF DISTRIBUTION


     A total of 17,316,544 shares of Procept Common Stock are being directly offered for sale by the Selling Stockholders to the public. The Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Registered Shares from time to time in open market or privately negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as required by the Securities Act and as may be necessary to keep the Registration Statement effective until the earlier of (i) the date such shares can be sold pursuant to Section 144(k) of the Securities Act or (ii) the date on which the Selling Stockholders no longer hold any of the Registered Shares. During any time when a supplement or amendment is so required, after notice from the Company, the Selling Stockholders are required to cease sales until this Prospectus has been supplemented or amended.



     The Company has been advised that the Selling Stockholders may sell the Registered Shares from time to time in open-market or privately-negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Other than as described below, the Selling Stockholders will act independently of the Company in making decisions with respect to the timing, pricing, manner and size of each sale. The Selling Stockholders may effect such transactions by selling the Registered Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Registered Shares or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such broker-dealers, upon their resale of such securities, may be deemed Selling Stockholders in this Offering. The Selling Stockholders have advised the Company, that, as of the date of this Prospectus, they have not made any arrangements relating to the distribution of the Registered Shares.


     Upon the Company's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of Procept Common Stock through a secondary distribution, or a purchase by a broker-dealer, a Prospectus supplement will be filed, if required, pursuant to Rule 424 under the 1933 Act, disclosing facts material to the transaction.


     The Selling Stockholders may, upon request of the Company, be prohibited from selling any of the Registered Shares offered hereby during (a) a period, not to exceed two 30-day periods within any one 12-month period, required in connection with a primary underwritten offering of Procept's securities and (b) any period, not to exceed one 45-day period per circumstance or development, during which the presence of material undisclosed information could make the information disclosed in this Prospectus misleading, as determined by the Company in good faith.



     The Selling Stockholders and any broker-dealer who acts in connection with the sale of Registered Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions or discounts received by them and profit on the resale of Registered Shares may be deemed to constitute underwriting discounts or commissions under the Securities Act.



     Pursuant to the terms of the subscription agreements between Procept and each of the Selling Stockholders, 75% of each Selling Stockholder's Registered Shares, including shares issuable upon exercise of the Class C Warrants, shall be subject to lock-up for the first three months after the effective date of the registration statement of which this Prospectus forms a part (the "Effective Date"). Thereafter, 50% of such securities will be subject to such a "lock-up" until six months after the Effective Date and the remaining 25% of such securities will be "locked-up" until nine months after the Effective Date. 25% of such securities will not be subject to any contractual "lock-up."



     The Company has agreed to pay for certain costs and expenses incurred by it in connection with the issuance, offer, sale and delivery of the Registered Shares, including, but not limited to, all registration and filing fees, any blue sky fees and expenses, all necessary printing and duplicating expenses and all fees and disbursements of counsel and accountants for the Company (including the expenses of any audit of financial statements). The Company has agreed, subject to certain limitations, to bear the expenses of counsel to the Selling Stockholders if separate counsel is retained. The Company also has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act. The Company will not pay brokerage commissions or taxes associated with sales by the Selling Stockholders or any accounting and other non-legal expenses incurred by Selling Stockholders.



     The Company will inform the Selling Stockholders that the antimanipulation provision of Regulation M promulgated under the Exchange Act may apply to the sales of their Registered Shares offered hereby. The

Company will advise the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Registered Shares offered hereby.



     Certain Selling Stockholders may from time to time purchase shares of Procept Common Stock in the open market. These Selling Stockholders will be notified that they should not commence any distribution of the Registered Shares offered hereby unless they have terminated their purchasing and bidding for Procept Common Stock in the open market as provided in applicable securities regulations, including, with limitation, Regulation M.



                                  LEGAL MATTERS

     The validity of the shares of Procept Common Stock offered hereby have been passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts.


                                     EXPERTS


     The balance sheets as of December 31, 1997 and 1996 and statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997 included in Procept's Annual Report on Form 10-K/A for the year ended December 31, 1997 and incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution


     The expenses to be borne by the registrant in connection with the offering of the Registered Shares are estimated as follows:

         SEC Registration Fee.................................$ 31,619
         Nasdaq listing fee...................................$ 17,500
         NASD fees and expenses...............................$  6,000
         Blue Sky fees and expenses...........................$ 12,000
         Printing expenses....................................$  1,500
         Accounting fees and expenses.........................$  5,000
         Legal fees and expenses..............................$ 15,000
         Transfer Agent and Registrar fees....................$  3,000
         Miscellaneous expenses...............................$  2,881
                                                              --------
              Total...........................................$ 95,000
                                                              ========


Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law grants the Company the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company except to the extent approved by a court. ARTICLE EIGHTH of the Company's Restated Certificate of Incorporation as currently in effect provides that the Company shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in ARTICLE EIGHTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. ARTICLE EIGHTH permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of the Company and such rights may be equivalent to, or greater or less than, those set forth in ARTICLE EIGHTH.

     Article V, Section 1 of the Company's By-Laws provides that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, ARTICLE NINTH of the Company's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.


Item 16.  Exhibits

     See Exhibit Index immediately following signature page.


Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement (File No. 333-51245) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, the Commonwealth of Massachusetts, on June 23, 1998.



                                                PROCEPT, INC.



                                                By:  * Michael S. Weiss
                                                   -----------------------------
                                                       Michael S. Weiss
                                                       Chairman of the Board



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 23, 1998.


Signature                            Title
---------                            ------


* Michael S. Weiss                   Chairman of the Board and a Director
----------------------------
Michael S. Weiss



/s/ John F. Dee                      President and Chief Executive Officer
----------------------------         (Principal Executive Officer and
John F. Dee                          Principal Financial and Accounting Officer)



* Zola P. Horovitz                   Director
----------------------------
Zola P. Horovitz




* Max Link                           Director
----------------------------
Max Link




* Mark C. Rogers                     Director
----------------------------
Mark C. Rogers




* Elliott H. Vernon                  Director
----------------------------
Elliott H. Vernon




*By:  /s/ John F. Dee
      ----------------------
      John F. Dee
      Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
   No.                            Description
-------                           -----------

4.1 Restated Certificate of Incorporation of Procept. Filed as Exhibit 3.1 to Procept's Form 10-Q for the quarter ended June 30, 1997, Commission File No. 0-21134, and incorporated herein by reference.

4.2 Certificate of Designation of Series A Convertible Preferred Stock. Filed as Exhibit 3.2 to Procept's Form 10-Q for the quarter ended June 30, 1997, Commission File No. 0-21134, and incorporated herein by reference.

4.3 Certificate of Amendment of the Restated Certificate of Incorporation of Procept, filed with the Secretary of State of Delaware on October 7, 1997, to be effective as of October 14, 1997. Filed as Exhibit 3.1 to Procept's Form 10-Q for the quarter ended September 31, 1997, Commission File No. 0-21134, and incorporated herein by reference.

4.4 Bylaws of Procept. Filed as Exhibit 3.2 to Procept's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated by reference.

4.5      Specimen Stock Certificate for Common Stock, $.01 par value. Filed as
         Exhibit 4.1 to Procept's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.6 Warrant Agreement to Purchase Class D Convertible Preferred Stock dated August 1, 1991, issued to Comdisco, Inc. Filed as Exhibit 4.2 to Procept's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.7 Warrant Agreement to Purchase Class D Convertible Preferred Stock dated September 11, 1992, issued to Comdisco, Inc. Filed as Exhibit 4.3 to Procept's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.8 Warrant to Purchase Common Stock dated January 5, 1993, issued to Tucker Anthony Incorporated. Filed as Exhibit 4.6 to Procept's Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.9 Warrant to Purchase Common Stock dated as of February 17, 1994, issued to D. Blech & Company, Incorporated. Filed as Exhibit 4.6 to Procept's Form 10-K for the year ended December 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

4.10 Warrant Agreement dated February 17, 1994 between the Company and D. Blech & Company, Incorporated. Filed as Exhibit 4.7 to Procept's Form 10-K for the year ended December 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

4.11 Warrant to Purchase Common Stock dated as of April 1, 1994, issued to Hambrecht & Quist Guaranty Finance, L.P. Filed as Exhibit 4 to Procept's Form 10-Q for the quarter ended March 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

4.12 Warrant to Purchase Common stock dated as of September 11, 1995, issued to Oppenheimer & Co., Inc. Filed as Exhibit 4.10 to Procept's Registration Statement on Form S-1, Commission File No. 33-96798, and incorporated herein by reference.

4.13 Form of Warrant Agreement between the Company and Commonwealth Associates. Filed as Exhibit 4.11 to Procept's Registration Statement on Form S-1, Commission File No. 33-96798, and incorporated herein by reference.

4.14 Form of Warrant to Purchase Common Stock dated as of May 17, 1996, and Schedule of Holders. Filed as Exhibit 4.11 to Procept's Form 10-K for the year ended December 31, 1996, Commission File No. 0- 21134, and incorporated herein by reference.

4.15 Warrant to Purchase Common Stock dated as of January 6, 1997, issued to Furman Selz LLC. Filed as Exhibit 4.13 to Procept's Form 10-K for the year ended December 31, 1996, Commission File No. 0- 21134, and incorporated herein by reference.

4.16 Unit Purchase Warrant Agreement dated May 17, 1996, issued to David Blech. Filed as Exhibit 4.1 to Procept's Form 10-Q for the quarter ended June 30, 1997, Commission File No. 0-21134, and incorporated herein by reference.


4.17* Form of Subscription Agreement between Procept and Subscribers of Procept Common Stock listed on Schedule of Subscribers. Filed herewith.



4.18* Form of Warrant to Purchase Common Stock dated April 9, 1998, including Schedule of Holders. Filed herewith.



4.19** Form of Unit Purchase Option, including Schedule of Holders. Filed herewith.


5.1      Opinion of Palmer & Dodge LLP. Filed herewith.

23.1 Consent of Coopers & Lybrand L.L.P., independent accountants to Procept. Filed herewith.

23.2     Consent of Palmer & Dodge LLP (contained in Exhibit 5.1).

24.1* Power of Attorney (included on the signature page of this Registration Statement).

99.1 Placement Agency Agreement between the Company and Paramount Capital, Inc. dated as of October 26, 1997. Filed as Exhibit 10.40 to Procept's Form 10-K for the year ended December 31, 1997, Commission File No. 0-21134, and incorporated herein by reference.


99.2* Side Letter No. 1 to the Placement Agency Agreement between the Company and Paramount Capital, Inc. dated as of January 13, 1998. Filed herewith.




*        Previously filed.
** Form of Unit Purchase Option previously filed; Schedule of Holders filed herewith.